        Exhibit 1(a)
PUBLIC SERVICE COMPANY OF OKLAHOMA

Underwriting Agreement

Dated August 12, 2026

AGREEMENT made between PUBLIC SERVICE COMPANY OF OKLAHOMA, a corporation organized and existing under the laws of the State of Oklahoma (the Company), and the several persons, firms and corporations (the Underwriters) named in Exhibit 1 hereto.

WITNESSETH:

WHEREAS, the Company proposes to issue and sell $450,000,000 aggregate principal amount of its 5.40% Senior Notes, Series O, due 2034 (the Series O Notes) and $550,000,000 aggregate principal amount of its 6.30% Senior Notes, Series P, due 2056 (the Series P Notes and collectively with the Series O Notes, the Notes) to be issued pursuant to the Indenture dated as of November 1, 2000, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the Trustee), as heretofore supplemented and as to be further supplemented (said Indenture as so supplemented being hereafter referred to as the Indenture); and

WHEREAS, the Underwriters have designated the persons signing this Agreement (collectively, the Representatives) to execute this Agreement on behalf of the respective Underwriters and to act for the respective Underwriters in the manner provided in this Agreement; and

WHEREAS, the Company has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended (the Act), with the Securities and Exchange Commission (the Commission), a registration statement on Form S-3 (File No. 333-282058), and a prospectus relating to $2,500,000,000 aggregate principal amount of its Senior Notes and such registration statement has been declared effective; and

WHEREAS, such registration statement including the financial statements, the documents incorporated or deemed incorporated therein by reference, and the exhibits thereto, being herein called, collectively, the Registration Statement, and the prospectus, including the documents incorporated or deemed incorporated therein by reference, constituting a part of such Registration Statement, as it may be last amended or supplemented prior to the effectiveness of this Agreement, but excluding any amendment or supplement relating solely to securities other than the Notes, being herein called the Basic Prospectus, and the Basic Prospectus, as amended and supplemented, including documents incorporated by reference therein, together with the Preliminary Prospectus Supplement dated August 12, 2026, immediately prior to the Applicable Time (as defined below), being herein called the Pricing Prospectus, and the Basic Prospectus included in the Registration Statement, as it is to be supplemented by a final prospectus supplement (the Prospectus Supplement) to include information relating to the Notes, including the names of the Underwriters, the price and terms of the offering, the interest rate, maturity date and certain other information relating to the Notes, which will be filed with the Commission pursuant to Rule 424(b) of the Commission’s General Rules and Regulations under the Act (the Rules), including all documents then incorporated or deemed to have been incorporated therein by reference, being herein called the Prospectus.

For purposes of this Agreement, the Applicable Time is 2:25 p.m. (New York Time) on the date of this Agreement and the documents listed in Exhibit 2, taken together, collectively being herein called the Pricing Disclosure Package.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the parties as follows:

1.Purchase and Sale: Upon the basis of the warranties and representations and on the terms and subject to the conditions herein set forth, the Company agrees to sell to the respective Underwriters named in Exhibit 1 hereto, severally and not jointly, and the respective Underwriters, severally and not jointly, agree to purchase from the Company, the respective principal amounts of the Notes set opposite their names in Exhibit 1 hereto, together aggregating all of the Notes, at a price for the Series O Notes equal to 99.350% of the principal amount thereof and at a price for the Series P Notes equal to 98.326% of the principal amount thereof.

2.Payment and Delivery: Payment for the Notes shall be made to the Company in immediately available funds or in such other manner as the Company and the Representatives shall mutually agree upon in writing, upon the delivery of the Notes to the Representatives for the respective accounts of the Underwriters against receipt therefor signed by the Representatives on behalf of themselves and for the other Underwriters. Such delivery shall be made at 10:00 A.M., New York Time, on August 14, 2026 (or on such later business day, not more than five business days subsequent to such day, as may be mutually agreed upon by the Company and the Underwriters), unless postponed in accordance with the provisions of Section 9 hereof at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166, or at such other place as the Company and the Underwriters shall mutually agree in writing. The time at which payment and delivery are to be made is herein called the Time of Purchase.

The delivery of the Notes shall be made in fully registered form, registered in the name of CEDE & CO., to the offices of The Depository Trust Company in New York, New York and the Representatives shall accept such delivery on behalf of themselves and the other Underwriters.

3.Conditions of Underwriters’ Obligations: The several obligations of the Underwriters hereunder are subject to the accuracy of the warranties and representations on the part of the Company on the date hereof, at the Applicable Time, and at the Time of Purchase and to the following other conditions:

(a)That all legal proceedings to be taken and all legal opinions to be rendered in connection with the issue and sale of the Notes shall be satisfactory in form and substance to Hunton Andrews Kurth LLP, counsel to the Underwriters.

(b)That, at the Time of Purchase, the Representatives shall be furnished with the following opinions, dated the day of the Time of Purchase, with conformed copies or signed counterparts thereof for the other Underwriters, with such changes therein as may be agreed upon by the Company and the Representatives with the approval of Hunton Andrews Kurth LLP, counsel to the Underwriters:

(1)Opinion of David C. House, Esq., William E. Johnson, Esq. or Ryan F. Aguiar, Esq., counsel to the Company, substantially in the form heretofore previously provided to the Underwriters;

(2)Opinion of Gibson, Dunn & Crutcher LLP, special tax counsel to the Company, substantially in the form heretofore previously provided to the Underwriters; and

(3)Opinion and related negative assurance letter of Hunton Andrews Kurth LLP, counsel to the Underwriters, substantially in the forms heretofore previously provided to the Underwriters.

(c)That the Representatives shall have received on the date hereof and shall receive at the Time of Purchase letters from PricewaterhouseCoopers LLP (i) dated the date hereof and (ii) dated the date of the Time of Purchase, respectively, in form and substance satisfactory to the Representatives (which may refer to the letter previously delivered to the Representatives, as applicable) (x) confirming that with respect to the Company they are an independent registered public accounting firm within the meaning of the Act and the applicable published rules and regulations of the Commission and the Public Company Accounting Oversight Board (United States) thereunder, (y) stating that in their opinion the consolidated financial statements audited by them and included or incorporated by reference in the Registration Statement, Pricing Prospectus and Prospectus, respectively, complied as to form in all material respects with the then applicable accounting requirements of the Commission, including the applicable published rules and regulations of the Commission, and (z) covering as of a date not more than three business days prior to the date of each such letter, as applicable, such other matters as the Representatives reasonably request.

(d)The Pricing Term Sheet (as defined in Section 6(a) hereof) contemplated by Section 6(b) hereof, and any other material required pursuant to Rule 433(d) under the Act, shall have been filed by the Company with the Commission within the applicable time periods prescribed by Rule 433 under the Act.

(e)That no amendment to the Registration Statement and that no supplement to the Pricing Prospectus or the Prospectus of the Company (other than the Pricing Prospectus or amendments, prospectuses or prospectus supplements relating solely to securities other than the Notes) relating to the Notes and no document which would be deemed incorporated in the Pricing Prospectus or Prospectus by reference filed subsequent to the date hereof and prior to the Time of Purchase shall contain material information substantially different from that contained in the Pricing Prospectus which is unsatisfactory in substance to the Representatives or unsatisfactory in form to Hunton Andrews Kurth LLP, counsel to the Underwriters.

(f)That, at the Time of Purchase, an appropriate order of the Corporation Commission of the State of Oklahoma, necessary to permit the sale of the Notes to the Underwriters, shall be in effect; and that, prior to the Time of Purchase, no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act by the Commission or proceedings therefor initiated.

(g)That, from the date hereof to the Time of Purchase, there shall not have been any material adverse change in the business, properties or financial condition of the Company from that set forth in the Pricing Prospectus (other than changes referred to in or contemplated by the Pricing Prospectus), and that the Company shall, at the Time of Purchase, have delivered to the Representatives a certificate of an executive officer of the Company to the effect that, to the best of his knowledge, information and belief, there has been no such change.

(h)That the Company shall have performed such of its obligations under this Agreement as are to be performed at or before the Time of Purchase by the terms hereof.

4.Certain Covenants of the Company: In further consideration of the agreements of the Underwriters herein contained, the Company covenants as follows:

(a)As soon as practicable, and in any event within the time prescribed by Rule 424 under the Act, to file the Prospectus with the Commission and make any other required filings pursuant to Rule 433 under the Act; as soon as the Company is advised thereof, to advise the Representatives and confirm the advice in writing of any request made by the Commission for amendments to the Registration Statement, Pricing Prospectus or Prospectus or for additional information with respect thereto or of the entry of an order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Prospectus or the Prospectus or of the initiation or threat of any proceedings for that purpose and, if such an order should be entered by the Commission, to make every reasonable effort to obtain the prompt lifting or removal thereof.

(b)To deliver to the Underwriters, without charge, as soon as practicable (and in any event within 24 hours after the date hereof), and from time to time thereafter during such period of time (not exceeding nine months) after the date hereof as they are required by law to deliver a prospectus (or required to deliver but for Rule 172 under the Act), as many copies of the Prospectus (as supplemented or amended if the Company shall have made any supplements or amendments thereto, other than supplements or amendments relating solely to securities other than the Notes) as the Representatives may reasonably request; and in case any Underwriter is required to deliver a prospectus after the expiration of nine months after the date hereof, to furnish to any Underwriter, upon request, at the expense of such Underwriter, a reasonable quantity of a supplemental prospectus or of supplements to the Prospectus complying with Section 10(a)(3) of the Act.

(c)To furnish to the Representatives a copy, certified by the Secretary or an Assistant Secretary of the Company, of the Registration Statement as initially filed with the Commission and of all amendments thereto (exclusive of exhibits), other than amendments relating solely to securities other than the Notes and, upon request, to furnish to the Representatives sufficient plain copies thereof (exclusive of exhibits) for distribution to the other Underwriters.

(d)For such period of time (not exceeding nine months) after the date hereof as they are required by law to deliver a prospectus (or required to deliver but for Rule 172 under the Act), if any event shall have occurred as a result of which it is necessary to amend or supplement the Pricing Prospectus or the Prospectus in order to make the statements therein, in the light of the circumstances when the Pricing Prospectus or the Prospectus is delivered to a purchaser, not contain any untrue statement of a material fact or not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, forthwith to prepare and furnish, at its own expense, to the Underwriters and to dealers (whose names and addresses will be furnished to the Company by the Representatives) to whom principal amounts of the Notes may have been sold by the Representatives for the accounts of the Underwriters and, upon request, to any other dealers making such request, copies of such amendments to the Pricing Prospectus or the Prospectus or supplements to the Pricing Prospectus or the Prospectus.

(e)As soon as practicable, the Company will make generally available to its security holders and to the Underwriters an earnings statement or statement of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(f)To use its best efforts to qualify the Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Representatives may designate and shall maintain such qualifications so long as required for the offering and sale of the Notes within six months after the date hereof and itself to pay, or to reimburse the Underwriters and their counsel for, reasonable filing fees and expenses in connection therewith in an amount not exceeding $3,500 in the aggregate (including filing fees and expenses paid and incurred prior to the effective date hereof), provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a consent to service of process or to file annual reports or to comply with any other requirements deemed by the Company to be unduly burdensome.

(g)To pay all expenses, fees and taxes (other than transfer taxes on resales of the Notes by the respective Underwriters) in connection with the issuance and delivery of the Notes, except that the Company shall be required to pay the fees and disbursements (other than disbursements referred to in paragraph (f) of this Section 4) of counsel to the Underwriters, only in the events provided in paragraph (h) of this Section 4 and paragraphs (a) and (c) of Section 8, the Underwriters hereby agreeing to pay such fees and disbursements in any other event.

(h)If the Underwriters shall not take up and pay for the Notes due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, or, if this Agreement shall be terminated in accordance with the provisions of Section 9 or 10 hereof, to pay the fees and disbursements of counsel to the Underwriters, and, if the Underwriters shall not take up and pay for the Notes due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, to reimburse the Underwriters for their reasonable out-of-pocket expenses, in an aggregate amount not exceeding a total of $10,000, incurred in connection with the financing contemplated by this Agreement.

(i)During the period from the date hereof and continuing to and including the earlier of (i) the date which is after the Time of Purchase on which the distribution of the Notes ceases, as determined by the Representatives in their sole discretion, and (ii) the date which is 30 days after the Time of Purchase, the Company agrees not to offer, sell, contract to sell or otherwise dispose of any Notes of the Company or any substantially similar securities of the Company without the consent of the Representatives.

5.Warranties of the Company: The Company represents and warrants to, and agrees with you, as set forth below:

(a)the Registration Statement on its effective date complied with the applicable provisions of the Act and the Rules and the Registration Statement at its effective date and as of the Applicable Time did not, and at the Time of Purchase will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Pricing Disclosure Package as of the Applicable Time did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Basic Prospectus on the date of this Agreement and the Prospectus as of its date complies, and at the Time of Purchase the Prospectus will comply, with the applicable provisions of the Act and the Trust Indenture Act of 1939, as amended

(Trust Indenture Act), and the rules and regulations of the Commission, the Basic Prospectus and the Prospectus as of their respective dates do not, and the Prospectus at the Time of Purchase will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no warranty or representation to the Underwriters with respect to any statements or omissions made in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus, or the Prospectus in reliance upon and in conformity with information furnished in writing to the Company by, or through the Representatives on behalf of, any Underwriter expressly for use in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus, or the Prospectus, or to any statements in or omissions from that part of the Registration Statement that shall constitute the Statement of Eligibility under the Trust Indenture Act of the Trustee under the Indenture.

(b)As of the Time of Purchase, the Indenture will have been duly authorized by the Company and duly qualified under the Trust Indenture Act and, when executed and delivered by the Trustee and the Company, will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms and the Notes will have been duly authorized, executed, authenticated and, when paid for by the purchasers thereof, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights in general, and except as the availability of the remedy of specific performance is subject to general principles of equity (regardless of whether such remedy is sought in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing.

(c)The documents incorporated by reference in the Registration Statement or Pricing Prospectus, when they were filed with the Commission, complied in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended (the 1934 Act) and the rules and regulations of the Commission thereunder, and as of such time of filing, when read together with the Pricing Prospectus, the Permitted Free Writing Prospectus and the Prospectus, none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in a Permitted Free Writing Prospectus listed in Exhibit 2 does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and no such Permitted Free Writing Prospectus, taken together with the remainder of the Pricing Disclosure Package as of the Applicable Time, did contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)Since the respective dates as of which information is given in the Registration Statement and the Pricing Prospectus, except as otherwise referred to or contemplated therein, there has been no material adverse change in the business, properties or financial condition of the Company.

(e)This Agreement has been duly authorized, executed and delivered by the Company.

(f)The consummation by the Company of the transactions contemplated herein is not in violation of its charter or bylaws, will not result in the violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court having jurisdiction over the Company or its properties, and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject (except for conflicts, breaches or defaults which would not, individually or in the aggregate, be materially adverse to the Company or materially adverse to the transactions contemplated by this Agreement).

(g)No authorization, approval, consent or order of any court or governmental authority or agency is necessary in connection with the issuance and sale by the Company of the Notes or the consummation of the transactions by the Company contemplated in this Agreement, except (A) such as may be required under the Act or the Rules; (B) the qualification of the Indenture under the Trust Indenture Act; (C) the approval of the Corporation Commission of the State of Oklahoma; and (D) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” laws.

(h)The consolidated financial statements of the Company together with the notes thereto, included or incorporated by reference in the Pricing Prospectus and the Prospectus present fairly the financial position of the Company at the dates or for the periods indicated; said consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles applied, apart from reclassifications disclosed therein, on a consistent basis throughout the periods involved; and the selected consolidated financial information of the Company included in the Pricing Prospectus and the Prospectus presents fairly the information shown therein and has been compiled, apart from reclassifications disclosed therein, on a basis consistent with that of the audited financial statements of the Company included or incorporated by reference in the Pricing Prospectus and the Prospectus.

(i)There is no pending action, suit, investigation, litigation or proceeding, including, without limitation, any environmental action, affecting the Company before any court, governmental agency or arbitration that is reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of the Company, except as disclosed in the Pricing Prospectus.

(j)At the determination date for purposes of the Notes within the meaning of Rule 164(h) under the Act, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act.

(k)The Company has not made any filings pursuant to the 1934 Act, or the rules and regulations thereunder, within 24 hours preceding the Applicable Time.

(l)Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (OFAC); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

The Company’s covenants, warranties and representations contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Notes hereunder.

6.Free Writing Prospectuses:

(a)The Company represents and agrees that, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Notes that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus; each Underwriter, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute a “free writing prospectus,” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus or one or more free writing prospectuses that contain only preliminary or final terms of the Notes (which may include prices of bonds from comparable issuers) and is not required to be filed by the Company pursuant to Rule 433 of the Act or one or more free writing prospectuses that contains information substantially the same as the information contained in the free writing prospectus, dated the date hereof, filed pursuant to Rule 433(d) of the Act relating to the Notes (the Pricing Term

Sheet); any such free writing prospectus the use of which has been consented to by the Company and the Representatives (which shall include the Pricing Term Sheet discussed in Section 6(b)) is listed in Exhibit 2 and herein called a “Permitted Free Writing Prospectus.”

(b)The Company agrees to prepare the Pricing Term Sheet, which shall be previously approved by the Representatives, and to file the Pricing Term Sheet pursuant to Rule 433(d) under the Act within the time period prescribed by such Rule.

(c)The Company and each Underwriter have complied and will comply with the requirements of Rule 433 under the Act applicable to any other Permitted Free Writing Prospectus, including timely Commission filing where required and legending.

(d)The Company and each Underwriter agree that if at any time following issuance of a Permitted Free Writing Prospectus any event occurred or occurs as a result of which such Permitted Free Writing Prospectus would conflict in any material respect with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, then (i) the party that first becomes aware of the foregoing will give prompt notice thereof to the Representatives and/ or the Company, as applicable, and, (ii) if requested by the Representatives or the Company, as applicable, the Company will prepare and furnish without charge a Permitted Free Writing Prospectus or other document which will correct such conflict, statement or omission.

(e)Each Underwriter agrees that (i) no information that is conveyed to investors by such Underwriter has been or will be inconsistent with the information contained in the Pricing Disclosure Package, and (ii) if any Underwriter shall use a free writing prospectus that contains information in addition to, or in conflict with, the Pricing Disclosure Package, the liability arising from its use of such additional or conflicting information shall be the sole responsibility of such Underwriter using such free writing prospectus; provided, however, that, for the avoidance of doubt, this clause 6(e)(ii) shall not be interpreted as tantamount to the indemnification obligations contained in Section 8(b) hereof.

7.Warranties of Underwriters: Each Underwriter warrants and represents that the information furnished in writing to the Company through the Representatives for use in the Registration Statement, in the Basic Prospectus, in any Permitted Free Writing Prospectus, in the Pricing Prospectus, in the Prospectus, or in the Prospectus as amended or supplemented is correct as to such Underwriter. The warranties and representations of such Underwriter contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or other person, and shall survive the delivery of and payment for the Notes hereunder.

8.Indemnification and Contribution:

(a)To the extent permitted by law, the Company agrees to indemnify and hold harmless each Underwriter, each Underwriter’s employees, agents, officers and directors and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act, against any and all losses, claims, damages or liabilities, joint or several, to which an Underwriter, they or any of you or them may become subject under the Act or otherwise, and to reimburse the Underwriters, they or any of you or them, for any legal or other expenses incurred by you or them in connection with defending any action, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any alleged untrue statement or untrue statement of a material fact contained in the Registration Statement, in the Basic Prospectus (if used prior to the effective date of this Agreement), in the Pricing Prospectus, in any Permitted Free Writing Prospectus, in any “issuer free writing prospectus” (as defined in Rule 433 under the Act) or in the Prospectus, or if the Company shall furnish or cause to be furnished to the Underwriters any amendments or any supplements to the Pricing Prospectus or the Prospectus, in the Pricing Prospectus or the Prospectus as so amended or supplemented except to the extent that such amendments or supplements relate solely to securities other than the Notes (provided that if such Prospectus or such Prospectus, as amended or supplemented, is used after the period of time referred to in Section 4(b) hereof, it shall contain such amendments or supplements as the Company deems necessary to comply with Section 10(a) of the Act), or arise out of or are based upon any alleged omission or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any such alleged untrue statement or omission, or untrue statement or omission which was made in the Registration Statement, in the Basic Prospectus, in the Pricing Prospectus, in any Permitted Free Writing Prospectus, in any “issuer free writing prospectus” (as defined in Rule 433 under the Act) or in the Prospectus, or in the Prospectus as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by or through the Representatives expressly for use therein or with any statements in or omissions from that part of the Registration Statement that shall constitute the Statement of Eligibility under the Trust Indenture Act of the Trustee under the Indenture. Each Underwriter agrees promptly after its receipt of written notice of the commencement of any action in respect to which indemnity from the Company on account of its agreement contained in this Section 8(a) may be sought by any such Underwriter, or by any person controlling any such Underwriter, to notify the Company in writing of the commencement thereof, but the omission so to notify the Company of any such action shall not release the Company from any liability which it may have to an Underwriter or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 8(a). In case any such action shall be brought against an

Underwriter or any such controlling person and an Underwriter shall notify the Company of the commencement thereof, as above provided, the Company shall be entitled to participate in, and, to the extent that it shall wish, including the selection of counsel (such counsel to be reasonably acceptable to the indemnified party), to direct the defense thereof at its own expense. In case the Company elects to direct such defense and select such counsel (hereinafter, Company’s counsel), an Underwriter or any controlling person shall have the right to employ its own counsel, but, in any such case, the fees and expenses of such counsel shall be at such Underwriter’s or controlling person’s expense unless (i) the Company has agreed in writing to pay such fees and expenses or (ii) the named parties to any such action (including any impleaded parties) include both an Underwriter or any controlling person and the Company and such Underwriter or any controlling person shall have been advised by its counsel that a conflict of interest between the Company and such Underwriter or any controlling person may arise (and the Company’s counsel shall have concurred in good faith with such advice) and for this reason it is not desirable for the Company’s counsel to represent both the indemnifying party and the indemnified party (it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Underwriters or any controlling person (plus any local counsel retained by the Underwriters or any controlling person in their reasonable judgment), which firm (or firms) shall be designated in writing by the Underwriters or any controlling person).

(b)Each Underwriter agrees, to the extent permitted by law, severally and not jointly, to indemnify, hold harmless and reimburse the Company, its directors and such of its officers as shall have signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Act, to the same extent and upon the same terms as the indemnity agreement of the Company set forth in Section 8(a) hereof, but only with respect to untrue statements or alleged untrue statements or omissions or alleged omissions made in the Registration Statement, or in the Basic Prospectus (if used prior to the effective date of this Agreement), or in the Pricing Prospectus, or in any Permitted Free Writing Prospectus, or in the Prospectus, or in the Prospectus as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by the Representatives on behalf of such Underwriter expressly for use therein. The Company agrees promptly after the receipt by it of written notice of the commencement of any action in respect to which indemnity from you on account of your agreement contained in this Section 8(b) may be sought by the Company, or by any person controlling the Company, to notify you in writing of the commencement thereof, but the Company’s omission so to notify you of any such action shall not release you from any liability which you may have to the Company or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 8(b).

(c)If recovery is not available or insufficient to hold the indemnified party harmless under Section 8(a) or 8(b) hereof for any reason other than as specified therein, the indemnified party shall be entitled to contribution for any and all losses, claims, damages, liabilities and expenses for which such indemnification is so unavailable or insufficient under this Section 8(c). In determining the amount of contribution to which such indemnified party is entitled, there shall be considered the portion of the proceeds of the offering of the Notes realized by the Company on the one hand and the Underwriters on the other hand, the relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any equitable considerations appropriate under the circumstances. The Company and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Underwriters were treated as one entity for such purpose) without reference to the considerations called for in the previous sentence. No Underwriter or any person controlling such Underwriter shall be obligated to contribute any amount or amounts hereunder which in the aggregate exceeds the total price of the Notes purchased by such Underwriter under this Agreement, less the aggregate amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay in respect of the same claim or any substantially similar claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. An Underwriter’s obligation to contribute under this Section 8 is in proportion to its purchase obligation and not joint with any other Underwriter.

(d)No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party.

(e)In no event shall any indemnifying party have any liability or responsibility in respect of the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim effected without its prior written consent.

The agreements contained in this Section 8 hereof shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Notes hereunder.

9.Default of Underwriters: If any Underwriter under this Agreement shall fail or refuse (otherwise than for some reason sufficient to justify, in accordance with the terms hereof, the cancellation or termination of its obligations hereunder) to purchase and pay for the principal amount of Notes which it has agreed to purchase and pay for hereunder, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Notes, the other Underwriters shall be obligated severally in the proportions which the amounts of Notes set forth opposite their names in Exhibit 1 hereto bear to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the terms set forth herein; provided that in no event shall the principal amount of Notes which any Underwriter has agreed to purchase pursuant to Section 1 hereof be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Notes without the written consent of such Underwriter. If any Underwriter or Underwriters shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of the Notes then this Agreement shall terminate without liability on the part of any non-defaulting Underwriter; provided, however, that the non-defaulting Underwriters may agree, in their sole discretion, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the terms set forth herein. In the event of any such termination, the Company shall not be under any liability to any Underwriter (except to the extent, if any, provided in Section 4(h) hereof), nor shall any Underwriter (other than an Underwriter who shall have failed or refused to purchase the Notes without some reason sufficient to justify, in accordance with the terms hereof, its termination of its obligations hereunder) be under any liability to the Company or any other Underwriter.

Nothing herein contained shall release any defaulting Underwriter from its liability to the Company or any non-defaulting Underwriter for damages occasioned by its default hereunder.

10.Termination of Agreement by the Underwriters: This Agreement may be terminated at any time prior to the Time of Purchase by the Representatives if, after the execution and delivery of this Agreement and prior to the Time of Purchase, in the Representatives’ reasonable judgment, the Underwriters’ ability to market the Notes shall have been materially adversely affected because:

(i)trading in securities on the New York Stock Exchange LLC (the NYSE) shall have been generally suspended by the Commission or by the NYSE or trading in any securities of the Company listed on an exchange shall have been suspended, or

(ii)there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other national or international calamity or crisis, or

(iii)a general banking moratorium shall have been declared by Federal or New York State authorities, or

(iv)there shall have been any decrease in the ratings of the Company’s debt securities by Moody’s Investors Service, Inc. (Moody’s) or S&P Global Ratings, a division of S&P Global Inc. (S&P) or either Moody’s or S&P shall publicly announce that it has such debt securities under consideration for possible downgrade.

If the Representatives elect to terminate this Agreement, as provided in this Section 10, the Representatives will promptly notify the Company by telephone or by telex or facsimile transmission, confirmed in writing. If this Agreement shall not be carried out by any Underwriter for any reason permitted hereunder, or if the sale of the Notes to the Underwriters as herein contemplated shall not be carried out because the Company is not able to comply with the terms hereof, the Company shall not be under any obligation under this Agreement and shall not be liable to any Underwriter or to any member of any selling group for the loss of anticipated profits from the transactions contemplated by this Agreement (except that the Company shall remain liable to the extent provided in Sections 4(h) and 8 hereof) and the Underwriters shall be under no liability to the Company nor be under any liability under this Agreement to one another.

11.Notices: All notices hereunder shall, unless otherwise expressly provided, be in writing and be delivered at or mailed to the following addresses or by telex or facsimile transmission confirmed in writing to the following addresses: if to the Underwriters, to the Representatives, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Fax No.: (646) 834-8133); BMO Capital Markets Corp., 151 West 42nd Street New York, New York 10036, Attention: Legal Department, Fax No.: (212) 702-1205; KeyBanc Capital Markets Inc., 127 Public Square, Cleveland, Ohio 44114, Attention: Debt Syndicate, Fax No.: (216) 689-0976; and SMBC Nikko Securities America, Inc., 277 Park Avenue, 5th Floor, New York, New York 10172, Attention: Debt Capital Markets, email: NikkoGCNotices@smbcnikko-si.com; if to the Company, to Public Service Company of Oklahoma, c/o American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215, Attention: General Counsel, Fax: (614) 716-3440.

12.Parties in Interest: The agreement herein set forth has been and is made solely for the benefit of the Underwriters, the Company (including the directors thereof and such of the officers thereof as shall have signed the Registration Statement), the controlling persons, if any, referred to in Section 8 hereof, and their respective successors, assigns, executors and administrators, and, except as expressly otherwise provided in Section 9 hereof, no other person shall acquire or have any right under or by the virtue of this Agreement. The Company acknowledges and agrees that in connection with all aspects of each transaction contemplated by this Agreement, the Company and the Underwriters have an arm’s length business relationship that creates no fiduciary duty on the part of any party and each expressly disclaims any fiduciary relationship.

13.Recognition of the U.S. Special Resolution Regimes: In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (x) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (y) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

14.Definition of Certain Terms: If there be two or more persons, firms or corporations named in Exhibit 1 hereto, the term “Underwriters”, as used herein, shall be deemed to mean the several persons, firms or corporations, so named (including the Representatives herein mentioned, if so named) and any party or parties substituted pursuant to Section 9 hereof, and the term “Representatives”, as used herein, shall be deemed to mean the representative or representatives designated by, or in the manner authorized by, the Underwriters. All obligations of the Underwriters hereunder are several and not joint. If there shall be only one person, firm or corporation named in Exhibit 1 hereto, the term “Underwriters” and the term “Representatives”, as used herein, shall mean such person, firm or corporation. The term “successors” as used in this Agreement shall not include any purchaser, as such purchaser, of any of the Notes from any of the respective Underwriters.

15.Conditions of the Company’s Obligations: The obligations of the Company hereunder are subject to the Underwriters’ performance of their obligations hereunder, and the further condition that at the Time of Purchase the Corporation Commission of the State of Oklahoma shall have issued an appropriate order, and such order shall remain in full force and effect, authorizing the transactions contemplated hereby.

16.Applicable Law: This Agreement will be governed and construed in accordance with the laws of the State of New York.

17.Patriot Act: In accordance with the requirements of the USA Patriot Act (Title DI of Pub. L.107 – 56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information and identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

18.Execution of Counterparts: This Agreement may be executed in several counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be regarded as an original and all of which shall constitute one and the same document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paperbased recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, on the date first above written.

PUBLIC SERVICE COMPANY OF OKLAHOMA

By: /s/ Franz D. Messner
    Name: Franz D. Messner
    Title: Assistant Treasurer

Barclays Capital Inc.
BMO Capital Markets Corp.
KeyBanc Capital Markets Inc.
SMBC Nikko Securities America, Inc.
as Representatives
and on behalf of the Underwriters
named in Exhibit 1 hereto

Barclays Capital Inc.

By: /s/ John Lembeck
Name: John Lembeck
Title: Managing Director

BMO Capital Markets Corp.

By: /s/ Mark Spadaccini
Name: Mark Spadaccini
Title: Managing Director

KeyBanc Capital Markets Inc.

By: /s/ Eamon McDermott
Name: Eamonn McDermott
    Title: Managing Director

SMBC Nikko Securities America, Inc.

By: /s/ Andrew Giaimo
Name: Andrew Giaimo
Title: Managing Director

EXHIBIT 1

	Principal Amount	Principal Amount
Underwriter	of the Series O Notes	of the Series P Notes
Barclays Capital Inc.	$81,000,000	$99,000,000
BMO Capital Markets Corp.	81,000,000	99,000,000
KeyBanc Capital Markets Inc.	81,000,000	99,000,000
SMBC Nikko Securities America, Inc.	81,000,000	99,000,000
PNC Capital Markets LLC	27,000,000	33,000,000
Santander US Capital Markets LLC	27,000,000	33,000,000
U.S. Bancorp Investments, Inc.	27,000,000	33,000,000
Citizens JMP Securities, LLC	15,000,000	18,334,000
Guggenheim Securities, LLC	15,000,000	18,333,000
Regions Securities LLC	15,000,000	18,333,000
Total	$450,000,000	$550,000,000

EXHIBIT 2
PRICING DISCLOSURE PACKAGE

1)Prospectus dated September 24, 2024
2)Preliminary Prospectus Supplement dated August 12, 2026 (including incorporated documents)
3)Permitted Free Writing Prospectus
a)the Pricing Term Sheet

    20